Exhibit 10.23

12/5/2012
• • •
Dean Boyer
Health Revenue Assurance Associates, Inc.
8551 W. Sunrise Boulevard, Suite 304
Plantation, FL 33322

Dr. Michael Gallagher
526 Merritt Ave.
Oakland, CA 94610
Mike@GallagherMD.com

Dear Mike,

HRAA would like to extend you the following offer for full time employment as a Chief Medical Information Officer. This offer is contingent upon satisfactory results of a background check and the execution of an employment agreement. It is our privilege to have you as part of our team. Your anticipated start date is January 14, 2013.

Responsibilities:

As Chief Medical Information Officer you will report to Dean Boyer, HRAA's Chief Technology Officer and will be responsible for managing all P&L as it relates to product development. HRAA currently has five products under development; ICD Visualizer™, HC AuditPro™, Re-admit Visualizer™, Medical Home (name TBD) and HIM Visualizer™. Several other products are on the drawing board and need to be brought in development over the next 12 months. As CMIO you primary objective is to drive product revenue to 55% of HRAA total revenue over the next 24 months.

Additional responsibilities are as follows:

•	Participate in HRAA's Strategic Planning
•	Oversee HRAA's Revenue Integrity Governance and Policy development as applicable
•	Run the Product Management Department including budgeting and P&L.
•	Direct and coordinate all product development and deployment with the Director of Product Development and the Director of IT Consulting.
•	Coordinate product marketing, sales and pricing with Sales and Marketing Departments
•	Coordinate Stakeholder engagement in all product releases
•	Capacity Building

Health Revenue Assurance Associates, Inc.
8551 West Sunrise Blvd Suite 304 Plantation, FL 33322
Phone: (954) 472-2340       Fax: (954) 370-0157
www.healthrevenue.com

•	Informatics education and platform development
•	Data mining and quality reporting
•	Education, Training and curriculum design
•	Travel to support sales opportunities and promotions (Note: Travel will be limited to 35%, travel in excess of 35% will be commenced at your request in support of your goals and responsibilities)

Compensation:
Michael your compensation will be comprised of 4 components: a base salary, a quarterly stock disbursement, performance based stock options and performance base cash bonuses.

Base Salary:
Michael your base salary is $200,000 paid on an interval of two weeks resulting in 26 payments per year.

Quarterly Stock Disbursement:
Michael, as a supplement to your base salary you will receive quarterly disbursement of stock based on the following formula: (($18,750 X 1.3)/ Market Value of HRAA Common Stock (at time of Disbursement) = No. of Shares).

Performance Stock Options:
Each time a product is announced as being generally available (GA) you will be grated 10,000 stock, options. Currently there are five products scheduled to be GA in 2013 which provides you the ability to receive 50,000 stock options that will vest over a 4 year period.

Performance based Cash Options:
Each time a product crosses a $2M threshold you will receive a cash bonus of $5,000. Currently there are five products in progress that have the potential of generating a minimum of $2M each. That would result in a cash bonus of $25,000 in 2013. However, if you achieve your goal of generating 55% of HRAA revenue through products sales that would mean that you would receive $35,000 in cash bonuses.

Benefits:
Michael your benefits are as follows:

•	24 Month Assurance/Change in Control Benefit.
•	Home Office support — laptop, softphone plus headset, printer, cell phone, HRAA approved software.
•	Health Insurance — Waived at your request.
•
Travel — priority boarding for travel on non-status airlines, name plate hotels (if available), standard Per Diem. (Note: this is all managed by you as part of your P&L). You are entitled to one fixed non-travel day per week.

•	Vacation — Start with 4 weeks with an additional 1 week for every two years of employment until a max of 6 weeks is reached at 5 years.
•	CME 5 days per year.

Health Revenue Assurance Associates, Inc.
8551 West Sunrise Blvd Suite 304 Plantation, FL 33322
Phone: (954) 472-2340       Fax: (954) 370-0157
www.healthrevenue.com

•	Professional Fees and Credentialing Fees will be reimbursed for fees that are applicable to your role as CMIO at HRAA.
•	All other benefits are outlined in the attached HRAA Handbook and are applicable to the laws governing the state of California.

Mike we are very excited to have you be a Member of the team HRAA.

Accented by:	/s/ Michael Gallagher	Date: 12/18/2012
Please Print Name	Michael Gallagher

Sincerely,

Dean Boyer
Chief Technology Officer
Health Revenue Assurance Associates, Inc.

Health Revenue Assurance Associates, Inc.
8551 West Sunrise Blvd Suite 304 Plantation, FL 33322
Phone: (954) 472-2340       Fax: (954) 370-0157
www.healthrevenue.com